EXHIBIT 4.15.5
Accession Agreement
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Finance Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee.
This Agreement is made on 1 February 2011
BY THE BANK OF NEW YORK MELLON as trustee for certain senior secured notes due 2021 of 101 Barclay Street, Floor 4E, New York, NY 10286 (the “Acceding Party”)
AND IS SUPPLEMENTAL to an English law governed intercreditor agreement (the “Intercreditor Agreement”) dated 11 May 2007 as amended and/or restated on 21 June 2007, 29 June 2007, 5 November 2009 and November 5, 2010 and made between, among others, Reynolds Group Holdings Limited (formerly Rank Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) I S.A., Credit Suisse AG (formerly Credit Suisse) as administrative agent, Credit Suisse AG (formerly Credit Suisse), as senior issuing bank, The Bank of New York Mellon, as collateral agent, senior secured notes trustee and high yield noteholders trustee and Credit Suisse AG (formerly Credit Suisse), as security trustee.
IT IS AGREED as follows:
1.	Words and expressions defined in the Intercreditor Agreement shall bear the same meaning herein.

2.	The Acceding Party confirms it has been supplied with a copy of the Intercreditor Agreement.

3.	The Acceding Party covenants with the Parties to be bound by the terms of the Intercreditor Agreement as trustee of holders of a series of Additional Obligations.

4.	The Acceding Party shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This Agreement and all non-contractual obligations arising from or connected with it shall be governed by, and construed in accordance with, English law.
IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

Acceding Party

SIGNED	)
For and on behalf of	)
THE BANK OF NEW YORK MELLON as trustee in respect of certain senior secured	)	/s/ Catherine F. Donohue
notes due 2021

Security Trustee
(for itself and all other parties)

SIGNED	)	/s/ Ian Croft	/s/ Steven Martin
For and on behalf of	)	Ian Croft	Steve Martin
CREDIT SUISSE AG	)	Assistant Vice President	Vice President

Collateral Agent

SIGNED	)
For and on behalf of	)
THE BANK OF NEW YORK MELLON	)	/s/ Catherine F. Donohue

Senior Agent

SIGNED	)	/s/ Robert Hetu	/s/ Kevin Buddhdew
For and on behalf of	)	Robert Hetu	Kevin Buddhdew
CREDIT SUISSE AG,	)	Managing Director	Associate
CAYMAN ISLANDS BRANCH